UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 26, 2020

Ecoark Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53361	30-0680177
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5899 Preston Road #505, Frisco, TX	75034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 479-259-2977

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	ZEST	OTCQB

Item 1.01. Entry into a Material Definitive Agreement.

On January 26, 2020, Ecoark Holdings, Inc., a Nevada corporation (the “Company”) entered into letter agreements (the “Letter Agreements”) with accredited institutional investors (the “Investors”) holding the warrants issued with the Company’s Series B Convertible Preferred Stock on August 21, 2019 (the “Warrants”). Pursuant to the Letter Agreements, the Investors agreed to a cash exercise of the Warrants at a price of $0.51 in consideration for the receipt of replacement warrants (the “Replacement Warrants”) to purchase a number of shares of the Company’s common stock at $0.90 equal to 150% of the shares underlying the Warrants.

On January 27, 2020, the Company received approximately $2 million in cash from the exercise of the Warrants and issued the Replacement Warrants to the Investors, which have an exercise price of $0.90 and may be exercised within five years of issuance.

The foregoing description of the Letter Agreements and the Replacement Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Letter Agreement and form of Replacement Warrant attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and each incorporated by reference.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the discussion in Item 1.01 to this Current Report on Form 8-K, which discussion is incorporated in this Item by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description.
10.1	Form of Letter Agreement
10.2	Form of Replacement Warrant
99.1	Form Press Release of Ecoark Holdings, Inc. dated January 27, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

January 30, 2020	Ecoark Holdings, Inc.

	By:	/s/ Randy May
Randy May Chief Executive Officer

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